Exhibit (k)(7)

Master Engagement Agreement

This engagement agreement (“Agreement”) confirms our understanding that The Gabelli Utility Trust (the “Company” or “you”) has engaged Sodali & Co (“Sodali” or “we” or “us”) (each a “Party” and collectively the “Parties”) to provide the services described below. This Agreement is effective on August 26, 2024 and shall continue until terminated by one or both of the Parties according to the terms herein.

1. Services. Sodali’s services and the associated fees shall be described in the Statement of Work No. 1 attached hereto and in any subsequent Statements of Work (each an “SOW”) adopted by the Parties, each of which shall become a part of this Agreement. The Parties acknowledge and agree that Sodali is an independent contractor to the Company and is not a fiduciary or employee of the Company. The advice provided by us pursuant to this Agreement is not intended to, and does not, constitute investment, financial, or legal advice, with respect to which the Company shall consult its own advisors and counsel.

2. Expenses. Except as set forth in any applicable Statement of Work, the Company agrees that it will promptly reimburse Sodali for all reasonable expenses incurred (including travel, research and data services, mailing and delivery, and document production expenses) in the performance of our responsibilities under this Agreement.

3. Confidentiality. Except as set forth in any applicable SOW, the existence and contents of this Agreement, and our engagement hereunder and the terms and conditions thereof, may not be disclosed by either Party without the prior written consent of the other Party, except as required by applicable law or legal process; provided, however, that we may disclose for marketing purposes the fact that Company has engaged Sodali (but no other information about the engagement). Information provided by the Company to us in connection with this Agreement shall be kept confidential and shall only be used by us for purposes of this Agreement, except that the foregoing shall not apply to information that (i) was in our possession prior to its disclosure by the Company; (ii) is publicly disclosed other than by us in violation of this Agreement; (iii) is obtained by us on a non-confidential basis from a person other than the Company who, to the reasonable knowledge of Sodali, is not bound by a duty of confidentiality to the Company; (iv) you expressly agree in writing may be disclosed; or (v) is required or requested to be disclosed under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise), by order of any court or governmental or regulatory authority or body, or by Sodali’s independent auditors. Sodali’s obligations under the preceding sentence shall terminate three years from the date of first disclosure. Except for any materials intended for public disclosure at the time of such disclosure, the information and advice given by Sodali pursuant to this Agreement is solely for the confidential use of the Company, its Board of Directors, senior management and its advisors who are bound by a duty of confidentiality to the Company and may not be disclosed, quoted, reproduced, summarized, described or referred to without the prior written consent of Sodali, except as required by applicable law or legal process.

4. Indemnification. (a) As a material inducement to Sodali to enter into this Agreement, the Company hereby agrees to indemnify, defend and hold harmless oSodali and each of its affiliates and each of their respective directors, officers, stockholders, agents, subcontractors and employees (collectively with Sodali, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, judgments, costs, and expenses (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, “Losses”) relating to or arising out of activities performed or services or advice furnished pursuant to this Agreement, except to the extent such Losses are finally judicially determined to have resulted from an Indemnified Person’s gross negligence or willful misconduct.

(b) In the event of the commencement of any claim, action or proceeding in respect of which Sodali may seek indemnification from the Company hereunder (each a “Claim”), we will give prompt written notice thereof to the Company; provided that the failure to so provide prompt notice shall not relieve the Company of its indemnification obligations hereunder except to the extent that the Company is materially prejudiced as a result thereof. The Company may assume the defense of any Claim with counsel reasonably acceptable to us so long as, in the reasonable opinion of our counsel, there is no actual or potential conflict of interest between the parties. The Company shall in no event be liable for any settlement by an Indemnified Person of any Claim made without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(c) The Company will not, without Sodali’s written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Claim, whether or not any Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from any liabilities arising out of such Claim and does not contain any statement that could reasonably be viewed as an acknowledgment of wrongdoing on Sodali’s part or otherwise as detrimental to its reputation.

(d) The Rights to indemnification for each Indemnified Person under this Agreement shall include the Rights to be reimbursed for any and all costs and expenses incurred in connection with any Claim as such costs and expenses are incurred.

5. Termination. This Agreement and, except as set forth in any SOW, the SOWs hereunder may be terminated by either Party upon giving 30 days’ written notice to the other Party or as set forth in any SOW. No such termination will affect (i) Sodali’s Rights to receive fees earned prior to such termination or to receive reimbursement of its expenses pursuant to Section 2, or (ii) the Rights and obligations of the Parties pursuant to Section 3 (Confidentiality) or 4 (Indemnification).

6. Notices. Notices under this Agreement shall be in writing and delivered to the Parties by an overnight courier with tracking capability or by electronic mail at the addresses set forth under each of their names on the signature pages hereto. Notices given by electronic mail shall not be effective unless receipt is confirmed by return electronic mail (a read receipt or any other automated reply shall not serve as such confirmation).

7. Waiver; Severability. The failure of a Party to insist upon strict adherence to any term contained herein shall not be deemed to be a waiver of such Party’s Rights thereafter to insist upon strict adherence to that term or to any other term contained herein. In the event that any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this Agreement.

8. Choice of Law; Exclusive Forum. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles; (ii) contains the entire understanding of the Parties with respect to the subject matter contained herein and may not be modified or amended except by mutual written consent; (iii) shall inure to the benefit of and be binding upon the Parties and their respective heirs, representatives, successors, and assigns (provided that no Party may assign or delegate any of its Rights or obligations herein without the consent of the other Party); and (iv) may be executed in counterparts and delivered by facsimile or electronic signatures. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in the courts of New York City, New York. The Parties waive all Rights to trial by jury in any such proceeding.

9. Damages. Except for the Company’s indemnification obligations in Section 4 above, in no event, regardless of the legal theory advanced, shall either Party be liable for any consequential, indirect, incidental, punitive or special damages of any nature in connection with this Agreement or activities performed, or services or advice furnished pursuant to this Agreement.

Accepted and agreed as of the date first written above.

Sodali & Co		The Gabelli Utility Trust

By:		By:

Name:	Donna M. Corso	Name:	John C. Ball
Title:	Managing Director	Title:	President
Address:		Address:

Email:		Email:

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